Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Bluerock Residential Growth REIT, Inc.

New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-200359, 333-203415, 333-208956, 333-208988) and Form S-8 (No. 333-202569) of Bluerock Residential Growth REIT, Inc. (each, a “Registration Statement”), and the accompanying prospectus for each Registration Statement of our report dated March 15, 2016, relating to the Historical Statement of Revenues and Certain Direct Operating Expenses of Alexan Henderson Beach Apartments for the year ended December 31, 2014, which appear in this Form 8-K.

/s/ BDO USA, LLP

New York, New York

March 15, 2016